Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
PhotoMedex, Inc. and Subsidiaries:

We hereby consent to the incorporation by reference in this registration statement of PhotoMedex, Inc. on Form S-8 (for registering shares augmenting and reserved for issuance under the 2005 Equity Compensation Plan and the 2000 Non-Employee Director Stock Option Plan) of our report dated March 8, 2007, relating to the consolidated financial statements, management’s assessment of the effectiveness of internal controls over financial reporting and the effectiveness of internal controls over financial reporting, which report appears in the December 31, 2006 Annual Report on Form 10-K, and to the reference to us under the heading “Experts” in this registration statement.

/s/ Amper, Politziner & Mattia, P.C.

Edison, New Jersey
October 8, 2007